EXHIBIT 99.1

News Release

Contact: Michael Russell

Investor Relations

Affirmative Insurance Holdings, Inc.
(972) 728-2092

AFFIRMATIVE INSURANCE HOLDINGS, INC. RAISES $30.0 MILLION

THROUGH TRUST PREFERRED OFFERING

ADDISON, Texas (December 21, 2004) – Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM) announced today that its newly formed Delaware trust subsidiary, Affirmative Insurance Holdings Statutory Trust I, has completed a private placement of $30.0 million in 30-year floating rate trust preferred securities. Proceeds of the offering will be contributed to Affirmative Insurance Company’s policyholders surplus, which will increase to approximately $135.0 million.

“The increase to our insurance company’s capital base resulting from the proceeds of this offering will allow Affirmative to retain attractively margined business that we would otherwise cede to reinsurers,” said Thomas E. Mangold, president and chief executive officer of Affirmative Insurance Holdings, Inc.

The trust preferred securities, which can be redeemed in whole or in part by the issuer after five years, bear an initial interest rate of 7.545 percent until December 15, 2009, at which time the securities will adjust quarterly to the 90-day LIBOR rate plus 3.6 percentage points.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy the trust preferred securities or any other securities.

ABOUT AFFIRMATIVE INSURANCE HOLDINGS

Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

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FORWARD-LOOKING STATEMENTS DISCLOSURE

Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of the Company’s business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company’s management team.

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